UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2008

DCI USA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31143	22-3742159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Bond Street Great Neck, New York 11021
(Address of principal executive offices)

(212) 994-9594
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Marc Narboni

On January 22, 2008, Marc Narboni resigned from his position as Chief Executive Officer of DCI USA, Inc. (the “Company”). On the same date, the Company appointed Mr. Narboni as Vice President of Real Estate Development.

Appointment of Ofer Arbib as President and Chief Executive Officer

Effective as of January 22, 2008, the Company appointed Ofer Arbib as President and Chief Executive Officer. Mr. Arbib has been serving as a director and Chairman of the Board of Directors since November 24, 2007. In consideration for services to be rendered to the Company in his capacity as Chief Executive Officer, the Company has agreed to pay Mr. Arbib the sum of $5,000 per month for the first two months, after which the Board of Directors will renegotiate such compensation as well as the reimbursement of previously approved expenses relating to his position as Chief Executive Officer.

Between January 2001 and September 2001, Mr. Arbib was a director of Casaclick SpA, a Pirelli RE company located in Italy. From October 2001 to December 2003, Ofer Arbib was a director with Elitrade SRL, an Italian real estate advisory company which values and sells real estate portfolios for banks and private companies. In 2004, Elitrade became the exclusive representative of Colliers International in Italy. Ofer Arbib is currently the sole director of TSSS, Inc., a Delaware corporation (“TSSS”), the majority stockholder of the Company.

Ofer Arbib is not a director in any other reporting company. Mr. Arbib will hold office as Chief Executive Officer for the unexpired term following Mr. Narboni’s resignation, and as President until the next annual meeting of shareholders or until his successor has been duly elected and qualified. Mr. Arbib does not have any family relationships with any of the directors or executive officers of the Company. Other than as disclosed in the Company’s Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2007, the Company’s Current Report on Form 8-K filed with the SEC on January 15, 2008, and as set forth in Item 8.01 below, there were no other transactions during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Arbib had or is to have a direct or indirect material interest.

Appointment of Adam T. Ofek as Secretary

Effective as of January 31, 2008, the Company appointed Adam T. Ofek as Secretary to serve at the pleasure of the Board of Directors, until his successor is elected and qualified.

Mr. Ofek has been serving as the Chief Executive Officer of SE Brickell Holding Ltd., a merchant banking boutique, since November, 1996, as Senior Vice President of Sovereign Assets Ltd. since December, 2006, and as a director of Nova Star Fund Management since February, 2007. Mr. Ofek served as the President, the Chief Financial Officer, and a director of the Company from November 2004 until February 2005. Between February 2004 and November 2004, Mr. Ofek served as President, Chief Financial Officer and a director of Technoprises Ltd., an Israeli company which filed bankruptcy under Israeli law.

Currently there are no employment agreements or arrangements between the Company and Adam T. Ofek. Except as disclosed above, Mr. Ofek is not a director in any other reporting companies and has not been affiliated with any company that has filed for bankruptcy within the last five years. Mr. Ofek does not have any familial relationships with any other directors or executive officers of the Company. There were no transactions during the last two years, or any proposed transactions, to which the Company was or is to be a party, or in which Mr. Ofek had or is to have a direct or indirect material interest.

Section 8 - Other Events
Item 8.01 Other Events.

As previously disclosed in the Company’s Quarterly Report on Form 10-QSB filed with the SEC on November 19, 2007, on November 14, 2007, Jonathan Ilan Ofir, the Company’s former Chairman and a director, and Jonathan Rigbi, the Company’s Chief Financial Officer, entered into a Purchase Agreement with TSSS. Pursuant to the Purchase Agreement, TSSS purchased all of the shares of the Company’s common stock owned by Messrs. Ofir and Rigbi, respectively. Pursuant to the Purchase Agreement, TSSS paid $2,596,159.80 for the purchase of an aggregate of 37,087,997 shares of the Issuer’s common stock. On February 8, 2008, the Purchase Agreement was amended to reflect that Messrs. Ofir and Rigbi actually owned and sold 29,602,997 and 4,135,000 shares, respectively of the Company’s common stock to TSSS, rather than the amount of shares reflected in the Purchase Agreement as having been acquired by TSSS. The amendment also reduced the purchase price from $0.07 to $0.055 per share. Accordingly, TSSS was refunded an aggregate of $740,569.96 from Messrs. Ofir and Rigbi representing the actual amount of shares purchased and the amended purchase price per share. As such, the total amount paid by TSSS to acquire the shares of the Company’s common stock pursuant to the Purchase Agreement was $1,855,589.84.

For all the terms and conditions of the Amendment to the Purchase Agreement, reference is hereby made to such agreement annexed hereto as Exhibit 10.25. All statements made herein concerning the foregoing are qualified in their entirety by reference to said exhibit.

Section 9 - Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of business acquired.        Not applicable
(b) Pro forma financial information.    Not applicable
(c) Exhibits.

Exhibit No.	Description

10.25	Amendment to the Purchase Agreement dated February 8, 2008, by and between TSSS, Inc., Jonathan Ilan Ofir, and Jonathan Rigbi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2008

DCI USA, INC.

(Registrant)

	By:	/s/ Ofer Arbib
	Name:	Ofer Arbib
	Title:	President and Chief Executive Officer